Exhibit 99.1

Pacific Capital Bancorp Reports First Quarter 2009 Financial Results

SANTA BARBARA, Calif.--(BUSINESS WIRE)--April 30, 2009--Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company, today announced financial results for the first quarter ended March 31, 2009.

The Company’s net loss for the first quarter of 2009 was $7.9 million, or ($0.17) per share, compared to net income of $72.5 million, or $1.56 per diluted share, in the same period of the prior year.

Pretax loss for the Core Bank was $69.8 million in the first quarter of 2009, compared to pretax income of $8.3 million for the first quarter of 2008. Pretax income from the Company’s Refund Anticipation Loan (RAL) and Refund Transfer (RT) programs was $55.0 million for the first quarter of 2009, compared to $108.0 million for the first quarter of 2008. As discussed in the Non-GAAP Financial Information section later in the press release, “Core Bank” represents all activities of the Company other than the RAL and RT programs.

The pretax loss generated by the Core Bank in the first quarter of 2009 was primarily attributable to a continuation of the trends experienced throughout 2008, including elevated charge-offs in the residential construction loan portfolio and a compression in net interest margin.

Financial results for the first quarter of 2009 include a provision for loan losses in the Core Bank of $73.5 million. This increases the Company’s allowance for loan losses in the Core Bank to $141.0 million, or 2.48% of total loans, at March 31, 2009.

Commenting on the first quarter of 2009, George Leis, President and Chief Executive Officer of Pacific Capital Bancorp, said, “We continued to see elevated levels of charge-offs for loans in the first quarter. Approximately half of the charge-offs were related to declines in the value of the collateral underlying residential construction loans that were already non-performing entering the quarter. We also saw an increase in non-performing residential mortgage loans and commercial business loans, which reflect the stress of the recession on our borrowers. The deterioration in the commercial and industrial loan portfolio was primarily related to businesses involved in the residential construction industry. We continue to maintain a strong allowance for loan losses, which we believe will enable us to absorb losses in the portfolio as the recession continues.

“Our targeted deposit gathering efforts continue to produce good results. During the first quarter, we increased the Core Bank balances of NOW accounts by $72 million and non-jumbo CDs by $183 million. As a result of this growth in deposits, we have built up significant liquidity, which has a near-term negative impact on our net interest margin, but provides valuable support to the Company during these uncertain times,” said Leis.

RAL and RT Programs

Pretax income for the RAL and RT programs declined 49% in the first quarter of 2009, compared to the same period of the prior year.

Negative variances to the 2008 program include the following items:

  Approximately $49 million related to an increase in provision for RAL losses
  Approximately $8.4 million related to higher funding costs
  Approximately $5-$6 million related to a product mix shift towards RTs

Positive variances to the 2008 program include the following item:

  Approximately $6 million reduction in Other Expenses related to improved operational efficiencies and lower performance fees paid to tax preparation offices

The increase in the provision for RAL losses in 2009 relates primarily to the first three weeks of the 2009 RAL season where the Company noted a significant change in IRS tax return screening methodology, which resulted in returns being held by the IRS pending additional information to be provided by the taxpayer. The result of the IRS review of more returns than in prior years was a significant reduction in payments on RALs during this time frame, which ultimately led to higher charge-offs in the first quarter of 2009.

The Company immediately analyzed the IRS’ new payment trends and areas of focus for 2009 and adjusted its underwriting criteria for RALs made subsequent to the initial three weeks of activity. As a result, payment patterns returned to levels consistent with the 2008 RAL season.

At March 31, 2009, the Company had approximately $60 million in RALs on its balance sheet, compared to approximately $61 million at March 31, 2008. All of the RALs on the balance sheet at March 31, 2009, were originated during the month of March, and collections subsequent to the end of the first quarter of 2009 have proceeded in line with expectations.

The following tables detail the contribution of RAL and RT transactions from the Company’s three distribution channels and the overall product mix between RALs and RTs:

Channel	Number of Transactions (in millions) at March 31,
	2009	2008	% change
Jackson Hewitt	1.46	1.46	0.0%
Other Professional Tax Preparers	3.10	3.25	(4.6%)
Self-filers	2.70	2.72	(0.7%)
Total	7.26	7.43	(2.3%)

Product	Product Mix
	2009	2008
RALs	23%	27%
RTs	77%	73%

Commenting on the 2009 RAL/RT program, Mr. Leis said, “We are disappointed with the results of the program as the changes in screening methodology implemented by the IRS resulted in higher loss rates across the entire RAL industry. We also experienced a change in consumer behavior, as more taxpayers chose to purchase a lower-cost RT rather than a RAL, which we believe reflects greater price sensitivity in the current economic environment. Although the 2009 program wasn’t as strong as we had expected, the fundamental outlook for the RAL/RT industry remains healthy. Consumer demand for these products remains strong and we have adjusted our underwriting criteria to reflect the new payment patterns.”

Statement of Operations

The Company’s net interest income for the first quarter of 2009 was $188.1 million, compared with $161.2 million in the same quarter of 2008. Net interest income for the Core Bank was $48.0 million in the first quarter of 2009, compared with $60.0 million in the same period last year. The decrease in Core Bank net interest income is primarily attributable to a decline in net interest margin.

The Company’s net interest margin for the first quarter of 2009 was 8.09%, which compares with 9.00% in the first quarter of 2008. Net interest margin for the Core Bank was 2.83%, compared to a net interest margin of 3.05% for the Core Bank in the fourth quarter of 2008. The sequential quarter decline in net interest margin was primarily attributable to additional liquidity that was held in lower yielding assets and to the decline in interest rates.

The Company’s non-interest income was $76.1 million in the first quarter of 2009, compared with $125.3 million in the first quarter of 2008. Non-interest income for the Core Bank was $15.6 million in the first quarter of 2009, compared with $18.6 million in the first quarter of 2008. The decline is due primarily to lower service charges and fees, as well as lower trust and investment advisory fees attributable to a decline in asset valuations.

Non-interest expense was $123.3 million in the first quarter of 2009, compared with $121.9 million in the first quarter of 2008. Non-interest expense for the Core Bank was $59.9 million in the first quarter of 2009, compared with $54.7 million in the first quarter of 2008. Non-interest expense in the first quarter of 2009 included approximately $3.8 million in severance expense.

Balance Sheet

The Company’s total gross loans held for investment were $5.75 billion at March 31, 2009, compared with $5.76 billion at December 31, 2008, and $5.55 billion at March 31, 2008. For the Core Bank, total gross loans held for investment were $5.69 billion at March 31, 2009, compared with $5.76 billion at December 31, 2008 and $5.49 billion at March 31, 2008. During the first quarter, the Core Bank renewed $162 million in loans, made approximately $144 million in new loan commitments, and funded $105 million of new loans.

The Company’s total deposits were $6.44 billion at March 31, 2009, compared to $6.59 billion at December 31, 2008, and $4.84 billion at March 31, 2008. Excluding RAL-related deposits, total deposits were $5.46 billion at March 31, 2009, compared to $5.27 billion at December 31, 2008. The increase in Core Bank total deposits is attributable to aggressive sales campaigns that have increased the Company’s balances within NOW accounts and certificates of deposit.

Asset Quality

In early 2008, the Company began to experience deterioration in its residential construction (home builder) portfolio. The affected customers, in almost all cases, had long-term relationships with the Company and all had historically performed as agreed. Deterioration began during 2008 and this trend has continued in 2009. The majority of the Company’s charge-offs during this 15-month period have occurred in this portfolio, which represents approximately 3% of the total loan portfolio. Charge-offs have been taken as delinquencies/defaults occur and also as new appraisals are received that provide evidence of declining collateral values.

While the balance of this portfolio has dropped to $198 million at March 31, 2009, from $274 million at March 31, 2008, the Company has taken several measures to mitigate credit risk going forward, including:

  the addition of seven full-time positions to Credit Administration as asset managers dealing with problem loans;
  a reduction in hold limits on all loan types to reduce size concentrations;
  a reduction in total commercial real estate concentration limits to below 300% of capital;
  restricting residential construction underwriting to the Company’s Real Estate Industries Group;
  disallowing any construction lending outside of the Company’s footprint; and
  establishing a Board of Directors-level loan committee to oversee concentrations and problem loan resolution, among other responsibilities.

Total non-performing assets were $271.1 million at March 31, 2009, compared to $241.5 million at December 31, 2008. The increase in non-performing assets is primarily attributable to deterioration in the commercial and industrial loan portfolio.

The following tables provide comparative asset quality data for the comparable three-month periods of the Core Bank (dollars in millions):

	March 31,	December 31,
	2009	2008

Allowance for loan losses	$141.0	$140.9
Allowance for loan losses/total loans	2.48%	2.44%

Total non-performing assets	$271.1	$241.5
Total non-performing assets/total assets	3.41%	2.65%

Allowance to non-performing loans	54%	60%

Net charge-offs	$73.4	$50.9
Annualized net charge-offs/total average loans	5.18%	3.50%

	March 31,	March 31,
	2009	2008

Allowance for loan losses	$141.0	$58.3
Allowance for loan losses/total loans	2.48%	1.06%

Total non-performing assets	$271.1	$163.7
Total non-performing assets/total assets	3.41%	2.37%

Allowance to non-performing loans	54%	36%

Net charge-offs	$73.4	$2.2
Annualized net charge-offs/total average loans	5.18%	0.16%

Capital Ratios

All of the Company’s capital ratios continue to exceed the percentages in regulatory guidelines for being deemed “well capitalized.”

The Company’s Tier 1 leverage ratios as of March 31, 2009, and December 31, 2008, were 6.8% and 8.8%, respectively.

The Company’s total risk based capital ratios as of March 31, 2009, and December 31, 2008, were 14.1% and 14.6%, respectively.

Based on discussions with the Office of the Comptroller of the Currency (OCC) following the conclusion of the Bank’s most recent examination, Management expects the OCC to establish for the Bank a minimum Tier 1 leverage ratio of 8.5% as of June 30, 2009, and 9.0% as of September 30, 2009, and a minimum total risk based capital ratio of 11.0% as of June 30, 2009 and 12.0% as of September 30, 2009. Management expects that the Bank will continue to be deemed well capitalized notwithstanding the establishment of these expected minimum capital ratios.

Outlook

Commenting on the outlook for Pacific Capital, Mr. Leis said, “We expect credit costs to remain elevated for the foreseeable future. Accordingly, our primary focus continues to be on maintaining a strong balance sheet and capital ratios. One strategy we are employing to strengthen our capital ratios is to reduce our concentration in commercial real estate by limiting renewals and originations and allowing this portfolio to amortize at its scheduled rate of approximately $150 million during 2009.

“We also recognize that the pre-provision, pre-tax earnings power of the Core Bank is not as strong as it needs to be. We believe that we must make significant structural changes to the Core Bank in order to return to our goal of being a high performing bank. The planned reduction in headcount of approximately 22%, announced in March 2009, is just the first step in a reorganization plan that we believe will put the Company in a better position to create shareholder value in the years ahead,” said Leis.

Conference Call and Webcast

The Company will hold a conference call today at 11:00 a.m. Eastern time / 8:00 a.m. Pacific time to discuss its first quarter 2009 results. To access a live webcast of the conference call, log on at the Investor Relations page of the Company’s website at www.pcbancorp.com. For those who cannot listen to the live broadcast, a replay of the conference call will be available shortly after the call at the same location.

About Pacific Capital Bancorp

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 46 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and First Bank of San Luis Obispo.

Forward Looking Statements

Certain matters contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s financial condition, results of operations, plans, objectives, future performance and business. Such forward-looking statements are typically preceded by, followed by or include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in California; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company’s income tax refund loan and refund transfer programs; (6) legislative or regulatory changes or litigation adversely affecting the businesses in which the Company engages; (7) unfavorable conditions in the capital markets; (8) challenges in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. For more information about factors that could cause actual results to differ from the Company’s expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including the discussion under “Risk Factors,” as filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.

Non-GAAP Amounts and Measures

This press release contains amounts and ratios that are computed excluding the results of operations of the RAL and RT programs and/or exclude asset and liability balances related to those programs. Because they relate to the filing of individual tax returns, these programs are activities conducted primarily during the first and second quarters of each year. These programs comprise one of the Company's operating segments for purposes of segment reporting in the Company's quarterly and annual reports to the SEC. The Company's Management believes analysts and investors find this information useful for the same reason that Management uses it internally, namely, it provides more comparability with virtually all of the rest of the Company's peers that do not operate such programs.

The information that excludes balances and results of the RAL and RT programs is reconciled to the consolidated information prepared in accordance with Generally Accepted Accounting Principles in several tables at the end of this release.

In addition to the non-GAAP measures computed related to the Company's balances and results exclusive of its RAL and RT programs, this release contains other financial information determined by methods other than in accordance with GAAP. Management uses these non-GAAP measures in their analysis of the business and its performance. In particular, net interest income, net interest margin and operating efficiency are calculated on a fully tax-equivalent basis ("FTE"). Management believes that the measures calculated on a FTE basis provide a useful picture of net interest income, net interest margin and operating efficiency for comparative purposes. Net interest income and net interest margin on a FTE basis is determined by adjusting net interest income to reflect tax-exempt interest income on an equivalent before-tax basis. The efficiency ratio also uses net interest income on a FTE basis.

Consolidated Balance Sheets				% Change
(in thousands)	As of			3/31/2009 vs.	3/31/2009 vs.
	3/31/2009	12/31/2008	3/31/2008	12/31/2008	3/31/2008
	(unaudited)		(unaudited)	(Annualized)
Assets:
Cash and due from banks	$58,442	$80,135	$179,328	(108.3%)	(67.4%)
Interest-bearing demand deposits in other financial institutions	1,236,210	1,859,144	—	(134.0%)	N/A
Federal funds sold	—	—	20,000	N/A	N/A
Trading securities	205,450	213,939	65,885	(15.9%)	211.8%
Available-for-sale securities	1,465,105	1,178,743	1,095,876	97.2%	33.7%
Loans held for sale	20,638	11,137	—	341.2%	N/A
Loans held for investment	5,754,099	5,764,856	5,547,463	(0.7%)	3.7%
Allowance for loan losses	(144,307)	(140,908)	(65,491)	9.6%	120.3%
Total loans held for investment, net	5,609,792	5,623,948	5,481,972	(1.0%)	2.3%
Premises and equipment, net	83,091	78,608	84,210	22.8%	(1.3%)
Goodwill	128,710	128,710	150,354	0.0%	(14.4%)
Other intangible assets	8,956	9,662	12,058	(29.2%)	(25.7%)
Other assets	406,094	390,265	309,698	16.2%	31.1%
Total assets	$9,222,488	$9,574,291	$7,399,381	(14.7%)	24.6%

Liabilities:
Deposits:
Non-interest-bearing demand deposits	$1,156,919	$981,944	$1,116,182	71.3%	3.6%
Interest-bearing deposits:
NOW accounts	1,116,008	1,044,301	1,119,338	27.5%	(0.3%)
Money market deposit accounts	582,717	612,710	727,147	(19.6%)	(19.9%)
Other savings deposits	363,758	320,842	244,443	53.5%	48.8%
Time certificates of $100,000 or more	1,626,878	1,682,974	1,094,486	(13.3%)	48.6%
Other time deposits	1,591,789	1,947,205	533,608	(73.0%)	198.3%
Total interest-bearing deposits	5,281,150	5,608,032	3,719,022	(23.3%)	42.0%
Total deposits	6,438,069	6,589,976	4,835,204	(9.2%)	33.1%

Securities sold under agreements to repurchase and Federal funds purchased	342,284	342,157	327,640	0.1%	4.5%
Long-term debt and other borrowings	1,524,783	1,740,240	1,343,530	(49.5%)	13.5%
Other liabilities	140,610	113,481	159,446	95.6%	(11.8%)
Total liabilities	8,445,746	8,785,854	6,665,820	(15.5%)	26.7%

Shareholders' equity	776,742	788,437	733,561	(5.9%)	5.9%
Total liabilities and shareholders' equity	$9,222,488	$9,574,291	$7,399,381	(14.7%)	24.6%

Consolidated Statements of Operations (unaudited)
(in thousands, except per share amounts)	For the Three-Months Ended March 31,
	2009			2008
	Consolidated	Core Bank	RAL and RT	Consolidated	Core Bank	RAL and RT	Consolidated % Change
Interest income:
Loans	$226,446	$78,504	$147,942	$194,088	$88,937	$105,151	16.7%
Trading securities	2,638	2,638	—	833	833	—	216.7%
Available-for-sale securities	11,067	11,067	—	14,087	14,087	—	(21.4%)
Other	1,232	1	1,231	2,012	309	1,703	(38.8%)
Total interest income	241,383	92,210	149,173	211,020	104,166	106,854	14.4%
Interest expense:
Deposits	32,457	24,287	8,170	28,424	24,714	3,710	14.2%
Securities sold under agreements to repurchase and Federal funds purchased	3,160	3,152	8	3,614	3,277	337	(12.6%)
Long-term debt and other borrowings	17,654	16,769	885	17,797	16,195	1,602	(0.8%)
Total interest expense	53,271	44,208	9,063	49,835	44,186	5,649	6.9%
Net interest income	188,112	48,002	140,110	161,185	59,980	101,205	16.7%
Provision for loan losses:
Provision for loan losses - Core Bank	73,516	73,516	—	15,602	15,602	—	371.2%
Provision for loan losses - RALs	82,208	—	82,208	32,792	—	32,792	150.7%
Total provision for loan losses	155,724	73,516	82,208	48,394	15,602	32,792	221.8%
Net interest income/(loss) after provision for loan losses	32,388	(25,514)	57,902	112,791	44,378	68,413	(71.3%)
Non-interest income:
Refund transfer fees	58,465	—	58,465	59,555	—	59,555	(1.8%)
Service charges and fees	8,911	6,881	2,030	10,125	7,506	2,619	(12.0%)
Trust and investment advisory fees	5,594	5,594	—	6,631	6,631	—	(15.6%)
Gain on securities, net	2,029	2,029	—	2,839	2,839	—	(28.5%)
Gain on sale of RALs, net	—	—	—	44,580	—	44,580	N/A
Other	1,094	1,094	—	1,584	1,584	—	(30.9%)
Total non-interest income	76,093	15,598	60,495	125,314	18,560	106,754	(39.3%)
Non-interest expense:
Refund program marketing and technology fees	46,884	—	46,884	45,000	—	45,000	4.2%
Salaries and employee benefits	36,720	30,295	6,425	35,474	29,576	5,898	3.5%
Occupancy expenses, net	6,282	6,023	259	6,509	6,255	254	(3.5%)
Other	33,375	23,541	9,834	34,871	18,837	16,034	(4.3%)
Total non-interest expense	123,261	59,859	63,402	121,854	54,668	67,186	1.2%
(Loss)/ income before income taxes	(14,780)	$(69,775)	$54,995	116,251	$8,270	$107,981	(112.7%)
(Benefit)/ provision for income taxes	(9,268)			43,769			(121.2%)
Net (loss)/ income	(5,512)			72,482			(107.6%)
Dividends and accretion on preferred stock	2,412			—
Net (loss)/ income available to common shareholders	$(7,924)			$72,482

(Loss)/ income per common share - basic	$(0.17)			$1.57
(Loss)/ income per common share - diluted *	$(0.17)			$1.56
Average number of common shares - basic	46,620			46,139
Average number of common shares - diluted	47,108			46,471

The Company's management utilizes the above "Core Bank" financial information in the evaluation of its banking operations and believes that the investment community also finds this information valuable to understand the key drivers of the business.

* (Loss)/income per diluted common share for the three-months ended March 31, 2009 is calculated using basic weighted average shares outstanding.

	Consolidated Average Balances and Annualized Yields (unaudited)
	(in thousands)	For the Three-Months Ended March 31,
		2009			2008
		Average Balance	Income	Rate	Average Balance	Income	Rate
	Assets:
	Commercial paper	$—	$—	N/A	$60,373	$454	3.02%
	Interest bearing demand deposits in other financial institutions	1,620,890	1,231	0.31%	—	—	N/A
	Federal funds sold	1,333	1	0.30%	209,193	1,558	3.00%
	Securities: (1) (2)
	Taxable	1,063,368	9,961	3.80%	959,956	11,956	5.01%
	Non-taxable	298,930	5,254	7.03%	225,760	3,933	6.97%
	Total securities	1,362,298	15,215	4.51%	1,185,716	15,889	5.38%
	Loans: (1) (3)
	Commercial	1,141,463	13,051	4.64%	1,178,684	20,850	7.11%
	Real estate - multi family & nonresidential	2,870,121	41,380	5.77%	2,546,352	40,977	6.44%
	Real estate - residential 1 - 4 family	1,097,321	16,195	5.90%	1,082,328	16,294	6.02%
	Consumer	1,412,574	155,957	44.78%	984,920	115,942	47.35%
	Other	5,442	23	1.71%	4,974	73	5.90%
	Total loans	6,526,921	226,606	14.03%	5,797,258	194,136	13.45%
	Total interest-earning assets	9,511,442	243,053	10.36%	7,252,540	212,037	11.76%
	Market value adjustment	30,917			29,097
	Non-interest-earning assets	795,473			1,107,818
	Total assets	$10,337,832			$8,389,455

	Liabilities and shareholders' equity:
	Interest-bearing deposits:
	Savings and interest-bearing transaction accounts	$2,028,292	5,249	1.05%	$2,104,083	9,038	1.73%
	Time certificates of deposit	3,905,455	27,208	2.83%	1,945,691	19,386	4.01%
	Total interest-bearing deposits	5,933,747	32,457	2.22%	4,049,774	28,424	2.82%
	Borrowed funds:
	Securities sold under agreements to repurchase and Federal funds purchased	344,921	3,160	3.72%	389,524	3,614	3.73%
	Other borrowings	1,707,197	17,654	4.19%	1,395,557	17,797	5.13%
	Total borrowings	2,052,118	20,814	4.11%	1,785,081	21,411	4.82%
	Total interest-bearing liabilities	7,985,865	53,271	2.71%	5,834,855	49,835	3.44%
	Non-interest-bearing demand deposits	1,407,243			1,368,499
	Other liabilities	142,356			485,960
	Shareholders' equity	802,368			700,141
	Total liabilities and shareholders' equity	$10,337,832			$8,389,455

	Tax equivalent net interest income/margin		189,782	8.09%		162,202	9.00%
Less:	Non-taxable interest from securities and loans		1,670	0.07%		1,017	0.06%
	Net interest income		$188,112	8.02%		$161,185	8.94%

	Loans, Core Bank	$5,760,162	$78,664	5.54%	$5,406,233	$88,985	6.62%
	Consumer loans, Core Bank	$645,815	$8,015	5.03%	$593,895	$10,791	7.31%

(1) Income and yield calculations are presented on fully taxable equivalent basis.

(2) Average securities balances are based on amortized historical cost, excluding Statement of Financial Accounting Standard ("SFAS") 115 market value adjustments to fair value, which are included in other assets.

(3) Nonaccrual loans are included in loan balances. Interest income includes related fee income.

Key Financial Ratios (unaudited)
(in thousands, except per share amounts)	For the Three-Months Ended March 31,
	2009	2008
Financial Ratios:
Operating efficiency ratio Consolidated	46.72%	42.80%
Operating efficiency ratio Core Bank	94.65%	71.26%
Operating efficiency ratio RAL and RT	31.61%	32.31%

Return on average equity Consolidated	N/A	41.64%
Return on average equity Core Bank	N/A	7.48%
Return on average equity RAL and RT	63.97%	150.23%

Return on average assets Consolidated	N/A	3.47%
Return on average assets Core Bank	N/A	0.55%
Return on average assets RAL and RT	5.39%	21.87%

Leverage ratio	7.76%	8.35%

Capital Ratios:	2009	2008
Tier 1 capital to Average Tangible Assets ratio	6.8%	7.6%
Tier 1 capital to Risk Weighted Assets ratio	11.3%	10.4%
Total Tier 1 & Tier 2 Capital to Risk Weighted Assets ratio	14.1%	13.3%

Credit Quality Ratios:
Allowance for loan losses Consolidated	$144,307	$65,491
Allowance for loan losses Core Bank	$140,985	$58,276
Allowance for loan losses RAL	$3,322	$7,215

Net charge-offs Consolidated	$152,325	$27,746
Net charge-offs Core Bank	$73,439	$2,169
Net charge-offs RAL	$78,886	$25,577

Annualized Consolidated net charge-offs to Consolidated average loans	9.47%	1.93%
Annualized Core Bank net charge-offs to Core Bank average loans	5.18%	0.16%
Annualized RAL net charge-offs to RAL average loans	41.72%	26.31%

Non-performing assets:
Nonaccrual loans	$224,437	$159,508
Loans past due 90 days or more on accrual status	1,855	1,240
Troubled debt restructured loans	34,857	—
Total non-performing loans *	261,149	160,748
Other real estate owned and other foreclosed assets	9,911	2,910
Total non-performing assets *	$271,060	$163,658
* There were no non-performing RAL loans as of March 31, 2009 and 2008.

Non-performing loans to Core Bank total loans held for investment	4.59%	2.93%
Non-performing assets to Core Bank total assets	3.41%	2.37%
Core Bank allowance for loan losses to non-performing loans	54%	36%
Core Bank allowance for loan losses to Core Bank total loans held for investment	2.48%	1.06%

Book value per common share:
Actual shares outstanding at end of period	46,648	46,157
Book value per common share	$12.88	$15.89
Tangible book value per common share	$9.92	$12.37

Reconciliation of GAAP to Non-GAAP Measures (unaudited)
Page 1, Page 2, Page 3, and Page 4 of Release for 1st Quarter Earnings
(dollars in thousands)

Net Interest Margin	For the Three-Months Ended March 31,
	2009			2008
	Consolidated	Core Bank	RAL and RT	Consolidated	Core Bank	RAL and RT

Net interest margin (tax equivalent)	8.09%	2.83%	N/A	9.00%	3.64%	N/A

Net interest income (tax equivalent)	$189,782	$49,672	$140,110	$162,202	$60,997	$101,205

Interest income	$241,383	$92,210	$149,173	$211,020	$104,166	$106,854
Interest expense	53,271	44,208	9,063	49,835	44,186	5,649
Net interest income	$188,112	$48,002	$140,110	$161,185	$59,980	$101,205

Tax equivalent adjustment	$1,670	$1,670	$—	$1,017	$1,017	$—

Average earning assets	$9,511,442	$7,124,383	$2,387,059	$7,252,540	$6,745,500	$507,040

	As of
	March 31, 2009	December 31, 2008	March 31, 2008

Total deposits	$6,438,069	$6,589,976	$4,835,204
Less:
Non-interest-bearing demand deposits - RAL	235,170	43,181	215,122
RAL brokered CDs	740,425	1,278,796	—
Total deposits, Core Bank	$5,462,474	$5,267,999	$4,620,082

Reconciliation of GAAP to Non-GAAP Measures
Page 2 and Page 4 of Release for 1st Quarter Earnings
(in thousands)

	As of March 31, 2009 (unaudited)			As of December 31, 2008	Non-GAAP to GAAP
	GAAP Consolidated	RALs	Non-GAAP Consolidated	GAAP Consolidated	Annualized % Change
Loans held for investment
Real estate
Residential - 1 to 4 family	$1,089,046	$—	$1,089,046	$1,098,592	(3.5%)
Multi-family residential	275,779	—	275,779	273,644	3.1%
Commercial	2,038,465	—	2,038,465	2,031,790	1.3%
Construction	516,081	—	516,081	553,307	(26.9%)
Commercial loans	1,128,810	—	1,128,810	1,159,843	(10.7%)
Home equity loans	454,292	—	454,292	448,650	5.0%
Consumer loans	187,594	—	187,594	196,482	(18.1%)
Tax refund loans (RALs)	60,211	(60,211)	—	—	N/A
Other loans	3,821	—	3,821	2,548	199.8%
Gross loans held for investment	$5,754,099	$(60,211)	$5,693,888	$5,764,856	(4.9%)

	As of March 31, 2008 (unaudited)			Non-GAAP
	GAAP Consolidated	RALs	Non-GAAP Consolidated	03/31/2009 vs. 03/31/2008 % Change
Loans held for investment
Real estate
Residential - 1 to 4 family	$1,098,606	$—	$1,098,606	(0.9%)
Multi-family residential	285,241	—	285,241	(3.3%)
Commercial	1,642,089	—	1,642,089	24.1%
Construction	696,577	—	696,577	(25.9%)
Commercial loans	1,168,109	—	1,168,109	(3.4%)
Home equity loans	393,732	—	393,732	15.4%
Consumer loans	199,171	—	199,171	(5.8%)
Tax refund loans (RALs)	61,102	(61,102)	—	N/A
Other loans	2,836	—	2,836	34.7%
Gross loans held for investment	$5,547,463	$(61,102)	$5,486,361	3.8%

Summarized Credit Quality Tables (unaudited)
Page 4 of Release for 1st Quarter Earnings
(in thousands)

Non-Performing Assets:
	2009	2008
	March 31,	December 31,	September 30,	June 30,	March 31,

Real estate
Residential - 1 to 4 family	$33,914	$19,750	$13,641	$6,929	$8,183
Commercial (1)	27,569	23,302	9,022	7,560	9,168
Construction	121,788	136,602	109,828	105,207	103,252
Commercial loans	70,348	49,761	29,295	34,292	35,472
Home equity loans	6,800	4,261	4,062	3,720	4,216
Consumer loans (2)	730	716	559	391	457
Total Non-performing Loans	261,149	234,392	166,407	158,099	160,748
Other real estate owned	9,911	7,100	5,181	3,695	$2,910
Total non-performing assets	$271,060	$241,492	$171,588	$161,794	$163,658

(1) Commercial real estate loans includes multi-family residential real estate loans
(2) Consumer loans include other loans

Delinquencies (31 days or more past due):
	2009	2008
	March 31,	December 31,	September 30,	June 30,	March 31,

Real estate
Residential - 1 to 4 family	$40,386	$27,540	$20,409	$7,924	$11,829
Commercial (1)	44,985	34,229	14,547	23,780	17,500
Construction	145,461	153,394	161,648	132,627	130,228
Commercial loans	100,689	90,914	55,239	59,172	49,429
Home equity loans	10,849	7,929	6,169	4,917	6,693
Consumer loans (2)	1,887	2,403	2,286	1,859	1,520
Tax refund loans (RALs)	—	—	1,600	1,000	—
Total delinquent loans	$344,257	$316,409	$261,898	$231,279	$217,199

(1) Commercial real estate loans includes multi-family residential real estate loans
(2) Consumer loans include other loans

Net Charge-offs:
	2009	2008
	March 31,	December 31,	September 30,	June 30,	March 31,

Real estate
Residential - 1 to 4 family	$1,046	$1,104	$1,106	$4,831	$—
Commercial (1)	1,714	828	344	294	—
Construction	38,066	30,847	8,228	8,158	119
Commercial loans	28,117	14,896	4,789	12,202	2,415
Home equity loans	4,178	1,915	2,568	2,334	605
Consumer loans (2)	318	1,305	1,050	714	(970)
Tax refund loans (RALs)	78,886	(949)	(3,697)	837	25,577
Net charge-offs	$152,325	$49,946	$14,388	$29,370	$27,746

(1) Commercial real estate loans includes multi-family residential real estate loans
(2) Consumer loans include other loans

CONTACT:
Pacific Capital Bancorp
Debbie Whiteley
Executive Vice President, Investor Relations
805-884-6680
Debbie.Whiteley@pcbancorp.com
or
Financial Relations Board
Tony Rossi
213-486-6545
trossi@frbir.com